UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report  (Date of earliest event reported):    January 31, 2003

Gottschalks Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-09100	77-0159791
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

7 River Park Place East
Fresno, California    93720
(Address of principal executive offices, including zip code)

(559) 434-4800
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 2. Acquisition or Disposition of Assets

On January 31, 2003, pursuant to the terms of a Purchase and Sale Agreement between the Company, Gottschalks Credit Receivables Corporation ("GCRC") and Household Bank (SB), N.A. ("Household"), the Company sold substantially all of its private label credit card accounts and the related accounts receivable to Household. The $102.8 million purchase price was paid in cash at closing, $100.3 million of which was allocated to the purchase of such credit card accounts and receivables and $2.5 million of which comprised compensation to the Company for services to be rendered by the Company after the closing. Proceeds from the sale were used to pay in full $73.2 million principal and accrued interest due to the Series 1999-1 and Series 2000-1 certificateholders under the Company's accounts receivable securitization program plus $3.4 million in prepayment penalties. The remaining proceeds of $26.2 million and $3.9 million of cash remaining on deposit in certain bank accounts relating to the securitization was released to the Company at closing. All of the $30.1 million released to the Company was applied as a reduction of outstanding borrowings under the Company's revolving credit facility. Concurrently, the Company's obligation to sell its accounts receivable to the securitization trust was terminated pursuant to Amendment No. 1 to the Amended and Restated Receivables Purchase Agreement between the Company and GCRC.

In connection with the sale, on January 31, 2003 the Company entered into two additional agreements: a Interim Servicing Agreement (the "ISA") and a Credit Card Program Agreement (the "CCA"), each between the Company and Household. Under the terms of the ISA, the Company will continue to service the credit card receivables until such time that Household takes over their servicing (the "Conversion Date"). The planned Conversion Date is currently May 1, 2003, but such date may be earlier or thirty (30) days later upon notice from Household to the Company. Household will compensate the Company for providing the services during the interim servicing period. The Company believes this compensation will equal or exceed its cost of providing the services.

The CCA sets forth the terms and conditions under which Household will issue credit cards to the Company's customers and pay the Company for sales made on the cards. Under the terms of the CCA, the Company is required to perform certain duties, including the duties to receive in-store customer payments on behalf of Household and remit such payments to Household. The CCA has a term of five (5) years and is cancelable earlier by either party under certain circumstances. The CCA further provides the Company will be paid a percentage of Net Cardholder Charges and a percentage of Other Revenue as defined in the CCA. The Company believes the amounts received under the CCA will equal or exceed the net revenues from its former in-house credit card operations, net of operating expenses and interest expense.

The Company's senior secured revolving credit facility (for which General Electric Capital Corporation ("GE Capital") serves as agent) and its credit facility with Kimco Capital Corp ("Kimco") require the Company to obtain the consent of the lenders in the facilities for repayment of the securitized certificates and for certain asset sales, including the sale of the private label credit card accounts receivable. On January 31, 2003, the lenders under the GE facility and Kimco consented to the repayment of the securitized certificates and to the sale of receivables to Household.

Also on January 31, 2003, the GE facility was further amended to exclude the securitization facility prepayment penalties from the definition of EBITDA and to increase Minimum Excess Availability to $10 million.

Item 7. Exhibits
Exhibit No.	Description
10.1	Purchase and Sale Agreement dated January 30, 2003 among Gottschalks Credit Receivables Corporation, Gottschalks Inc. and Household Bank (SB), N.A.
10.2	Interim Servicing Agreement dated January 30, 2003 by and among Gottschalks Inc. and Household Bank (SB), N.A.
10.3	Credit Card Program Agreement dated January 30, 2003 between Gottschalks Inc., and Household Bank (SB), N.A.
10.4	Amendment to Amended and Restated Receivables Purchase Agreement dated January 31, 2003 between Gottschalks Inc. and Gottschalks Credit Receivables Corporation.
10.5

Consent and Fourth Amendment to Credit Agreement dated January 30, 2003 by and among Gottschalks Inc., General Electric Capital Corporation, The CIT Group/Business Credit, Inc., LaSalle Retail Finance, and Foothill Capital Corporation.

10.6

Fifth Amendment to Credit Agreement dated January 30, 2003 by and among Gottschalks Inc., General Electric Capital Corporation, The CIT Group/Business Credit, Inc., LaSalle Retail Finance, and Foothill Capital Corporation.

10.7	Acknowledgement, Release and Amendment to Credit Agreement dated January 30, 2003 by and among Gottschalks Inc. and Kimco Capital Corp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Gottschalks Inc. (Registrant)

February 4, 2003	By: /s/ James R. Famalette James R. Famalette President and Chief Executive Officer

February 4, 2003	By: /s/ Michael S. Geele Michael S. Geele Senior Vice President and Chief Financial Officer